Exhibit 10.1

EXECUTION VERSION

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”), effective as of March 29, 2012 (the “Execution Date”), is entered into by and between WORLD HEART CORPORATION, a Delaware corporation (“World Heart”) and HEARTWARE INTERNATIONAL, INC., a Delaware corporation (“HeartWare”). World Heart and HeartWare are referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used in this Agreement that are not defined where first used shall have the meanings given such terms in Section 1 hereof.

BACKGROUND

WHEREAS, pursuant to that certain Merger Agreement, dated as of March 29, 2012 (the “Merger Agreement”), by and among World Heart, HeartWare and Ocean Acquisition Holding Inc., a Delaware corporation and wholly owned subsidiary of HeartWare (“Merger Sub”), World Heart, HeartWare and Merger Sub agreed to enter into a business combination transaction pursuant to which Merger Sub will merge with and into World Heart, with World Heart continuing as the surviving corporation; and

WHEREAS, contingent and effective on the termination of the Merger Agreement by HeartWare or World Heart under the circumstances described in Section 9.03(a) thereof, World Heart has agreed to grant HeartWare a license to the Licensed Patents, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, the Parties agree as follows:

AGREEMENT

1.	DEFINITIONS. As used in this Agreement:

1.1 “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one (1) or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means ownership of fifty percent (50%) or more of the voting power of the outstanding voting securities (but only as long as such person or entity meets these requirements).

1.2 “Change in Control” of HeartWare means (a) any consolidation or merger of HeartWare with or into any other entity in which the holders of such HeartWare’s outstanding shares immediately before such consolidation or merger do not, immediately after such consolidation or merger, retain stock representing a majority of the voting power of the surviving entity or stock representing a majority of the voting power of an entity that wholly owns, directly or indirectly, the surviving entity; (b) the sale, transfer, or assignment of securities of HeartWare representing a majority of the voting power of all of HeartWare’s outstanding voting securities to an acquiring party or group; (c) the sale of all or substantially all of HeartWare’s assets; or (d) any series of related transactions that would fall within clause (a), (b), or (c) above if viewed as a single transaction.

1.3 “License Effective Date” means the date on which HeartWare has made payment in full to World Heart of the License Fee following termination of the Merger Agreement as provided in Section 9.03(a) of the Merger Agreement.

1.4 “License Fee” means a one-time, non-refundable fee of Five Hundred Thousand US Dollars ($500,000).

1.5 “Licensed Patents” means (i) the patents and patent applications set forth on Exhibit A; and (ii) all foreign counterparts and all reissues, reexaminations, divisionals, extensions, continuations, continuations in part and continued prosecution applications claiming priority from the patents and patent applications set forth on Exhibit A, but excluding, in each case, any claim of any of the foregoing that does not claim subject matter disclosed in a patent or patent application listed in Exhibit A hereto.

1.6 “Licensed Product” means any product, the manufacture, use, sale, offer for sale or import of which, in the absence of a license under the Licensed Patents, would infringe a claim of a Licensed Patent.

1.7 “Patent Challenge” means the commencement or assertion by HeartWare or any of its Affiliates, either directly, or through knowingly providing assistance to a Third Party with respect to any such commencement or assertion, in any lawsuit, other legal proceeding or any administrative proceeding (including, without limitation, any reexamination or opposition proceeding), of any claim challenging the validity or enforceability of any Licensed Patent or any claim contained in a Licensed Patent, in each case other than (i) in response to a subpoena or pursuant to a command or order by a governmental authority; (ii) as required by law; or (iii) in connection with a position taken by HeartWare during prosecution of its patents or patent applications.

1.8 “Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental body or other entity.

1.9 “Term” has the meaning provided in Section 7.1 hereof.

1.10 “Third Party” means any Person other than the Parties and their respective Affiliates.

2.	LICENSE

2.1 License Grant. Contingent on the occurrence of, and effective only upon, the License Effective Date, and subject to the terms and conditions of this Agreement, World Heart hereby grants to HeartWare, during the Term, a non-exclusive, worldwide, royalty-free, nontransferable (except as provided in Section 8.5) license, under the Licensed Patents, solely to make, have made, use, have used, import, sell, have sold and offer for sale and have offered for sale Licensed Products. The foregoing license shall not include the right to sublicense. However, HeartWare shall have the right to extend such license to its Affiliates, provided that HeartWare shall be fully responsible for the compliance, and liable for the non-compliance, of its Affiliates with the terms and conditions of this Agreement.

2.2 Reservation of Rights. All rights not expressly granted by HeartWare in Section 2.1 above are reserved by World Heart. Without limiting the generality of the foregoing sentence, the Parties acknowledge and agree that nothing in this Agreement shall be construed or interpreted as a grant, by implication or otherwise, of any license under or right or other covenant with respect to any intellectual property rights other than the license expressly granted by World Heart to HeartWare under Section 2.1 above.

3.	PAYMENTS

3.1 Reimbursement of Patent Costs. HeartWare shall reimburse World Heart for all reasonable and documented costs incurred by World Heart on or after the License Effective Date during the Term for the preparation, filing, prosecution and maintenance of the Licensed Patents within thirty (30) days of HeartWare’s receipt of invoice therefor (with respect to each Licensed Patent, a “Reimbursable Cost”). At HeartWare’s request, World Heart will (i) provide information and records concerning invoicing and determination of Reimbursable Costs, and (ii) take into consideration recommendations or requests of HeartWare concerning the preparation, filing, prosecution and maintenance of the Licensed Patents, including, without limitation, the determination of which jurisdictions in which to make filings.

3.2 Manner and Place of Payment. All payments owed under this Agreement, including the License Fee, shall be made by wire transfer to a bank and account designated in writing by World Heart, unless otherwise specified in writing by World Heart.

3.3 Late Payments. In the event that any payment due under this Agreement is not made when due and not subject to a good faith dispute by HeartWare, the payment shall accrue interest from the date due at the rate of the one-month LIBOR plus 200 basis points; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit World Heart from exercising any other rights it may have as a consequence of the lateness of any payment.

3.4 Reduction of Reimbursement Costs. In the event that any Licensed Patent is licensed by World Heart to a Third Party or Third Parties (such Licensed Patent, a “Co-Licensed Patent”), the Reimbursable Cost payable by HeartWare with respect to such Co-Licensed Patent shall be reduced so as to be equal to the product of (i) the Reimbursable Cost with respect to such Co-Licensed Patent had it not been licensed to a Third Party or Third Parties; multiplied by (ii) a fraction in which the numerator is one (1) and the denominator is one (1) plus the number of Third Parties that have been granted a license under the Co-Licensed Patent.

3.5 Terminated Licensed Patents. Effective upon notice from HeartWare to World Heart of HeartWare’s intention to cease make payments under Section 3.1 with respect to any Licensed Patent(s) specifically identified in such notice (such Licensed Patents, “Terminated Licensed Patents”), the rights granted to HeartWare under Section 2.1 shall terminate solely with respect to the Terminated Licensed Patents, and HeartWare’s obligation to make payments under Section 3.1 with respect to the Terminated Licensed Patents shall immediately terminate.

4.	CONFIDENTIALITY

4.1 Confidential Information. Subject to Section 4.3 below, all information disclosed by a Party (as “Disclosing Party”) pursuant to this Agreement that is marked or indicated as confidential or that by its nature is reasonably understood to be confidential, including, in the case of disclosure by World Heart, information relating to the Licensed Patents or to any of the inventions claimed or disclosed therein, whether orally, in writing, or otherwise, to the other party (as “Receiving Party”), will be considered “Confidential Information” for purposes of this Agreement.

4.2 Protection of Confidential Information. The Receiving Party will not use any Confidential Information of the Disclosing Party for any purpose not allowed by this Agreement, and will disclose the Confidential Information only to the employees and agents of the Receiving Party who have a need to know such Confidential Information for purposes of this Agreement and who are under a duty of confidentiality no less restrictive than the Receiving Party’s duty hereunder. The Receiving Party will protect the Confidential Information from unauthorized use, access, or disclosure in the same manner as the Receiving Party protects its own confidential or proprietary information of a similar nature and with no less than reasonable care.

4.3 Exceptions. Confidential Information shall not include information that the Receiving Party can demonstrate by competent written proof: (a) is now, or hereafter becomes, through no breach of this Agreement by the Receiving Party, generally known or available; (b) is known by the Receiving Party at the time of receiving such information, as evidenced by its pre-existing written records; (c) is hereafter furnished to the Receiving Party by a Third Party, as a matter of right and without restriction on disclosure; or (d) is hereafter independently developed by the Receiving Party without use of Confidential Information and without any breach of this Agreement.

4.4 Authorized Disclosure. Notwithstanding the provisions of Section 4.2, the Receiving Party may disclose Confidential Information, without violating its obligations under this Agreement, to the extent the disclosure is required by a valid order of a court or other governmental body of competent jurisdiction or is otherwise required by law or regulation, provided that the Receiving Party shall give reasonable prior written notice to the Disclosing Party of such required disclosure and, at the Disclosing Party’s request and expense, shall cooperate with the Receiving Party’s efforts to contest such requirement, to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued or the law or regulation required, and/or to obtain other confidential treatment of such Confidential Information.

4.5 Return of Confidential Information. Each Party will return to the other Party or destroy (and certify the destruction of) all tangible copies of Confidential Information in such Party’s possession or control, except one copy solely for archival purposes, and erase all electronic copies (excluding backup media generally applied to such Party’s electronic information systems) of Confidential Information promptly upon request following the termination of this Agreement.

5.	REPRESENTATIONS AND WARRANTIES

5.1 Mutual Representations and Warranties. Each Party represents and warrants that it has full right, power, and authority to enter into this Agreement and to perform its obligations and duties under this Agreement.

5.2 Warranty Disclaimer. EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES. Without limiting the generality of the foregoing, nothing in this Agreement should be construed as:

(a) a warranty or representation by World Heart as to the validity, enforceability, or scope of any Licensed Patent;

(b) a warranty or representation by World Heart that any pending application included in the Licensed Patents will issue as a patent or that World Heart will prosecute or maintain any of the Licensed Patents;

(c) a warranty or representation by World Heart that it will enforce any Licensed Patent against a Third Party; or

(d) an obligation by World Heart to furnish any information (including, without limitation, any manufacturing or technical information) to HeartWare to enable HeartWare to practice the Licensed Patents.

6.	INDEMNIFICATION

Each Party (an “Indemnifying Party”) will indemnify, defend, and hold harmless the other Party, its Affiliates, and their directors, officers, employees, and agents (collectively, “Indemnitees”) from and against any and all claims, losses, liabilities, damages, costs, and expenses (including reasonable attorneys’ fees, expert witness fees, and court costs) to which any Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (including product liability actions in the form of tort, warranty or strict liability) to the extent such Losses arise directly or indirectly out of (a) in the case of HeartWare as the Indemnifying Party only, the design, development, manufacture, use, handling, storage, sale, distribution, or other disposition of any Licensed Product by HeartWare, any of its Affiliates, any

of their manufacturers, suppliers, distributors, agents, representatives, or customers, or (b) in the case of either Party, its breach of this Agreement. HeartWare or World Heart, as applicable, will use reasonable efforts to notify the Indemnifying Party promptly of any claim for which it believes any Indemnitee is entitled to indemnification under this Section 6. However, the applicable Party’s failure to provide such notice or delay in providing such notice will relieve the Indemnifying Party of its obligation under this Section 6 to defend the claim only to the extent that such delay or failure prejudices Indemnifying Party’s ability to defend the claim. If the Indemnifying Party is defending a Third Party claim pursuant to this Section 6, the Indemnitee will have the right to participate in the defense of such claim with their own counsel and at their own expense. No settlement of any such claim will be binding on an Indemnitee without the Indemnitee’s express prior written consent.

7.	TERM; TERMINATION

7.1 Term. The term of this Agreement (the “Term”) will take effect on the Execution Date, unless earlier terminated in accordance with Section 7.2, shall expire upon expiration of the last-to-expire Licensed Patent; provided, however, that upon the Effective Time (as such term is defined in the Merger Agreement) or the termination of the Merger Agreement pursuant to Section 9.01 of the Merger Agreement (other than under the circumstances described in Section 9.03(a) of the Merger Agreement which result in the License Agreement becoming effective), this Agreement shall automatically terminate and be of no further force or effect.

7.2 Termination. This Agreement may be terminated as follows:

(a) by mutual written agreement of the Parties;

(b) by World Heart immediately upon written notice to HeartWare:

(i) if HeartWare becomes insolvent or is unable to pay its debts as they become due, makes an assignment for the benefit of its creditors, enters into bankruptcy or similar proceedings, or has a receiver or custodian appointed for it;

(ii) if HeartWare ceases to conduct business or enters into dissolution or liquidation proceedings; or

(iii) in the event of a Patent Challenge.

7.3 Effect of Termination. On the effective date of termination of this Agreement pursuant to the proviso set forth in Section 7.1, or any termination of this Agreement pursuant to Section 7.2 (in either case, the “Termination Date”), all licenses granted by World Heart to HeartWare under this Agreement will terminate and revert to World Heart, and HeartWare and its Affiliates shall cease to have any right to develop, make, have made, use, sell, have sold, offer for sale, and import Licensed Products.

7.4 Survival. Neither expiration nor any termination of this Agreement shall relieve either Party of any obligation or liability accruing prior to such expiration or termination, nor shall expiration or any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement. In addition, Section 1 (Definitions), Section 3.2 (Manner and Place of Payment), Section 3.3 (Late Payments), Section 4 (Confidentiality), Section 5.2 (Warranty Disclaimer), Section 6 (Indemnification), Section 7.3 (Effect of Termination), Section 7.4 (Survival), and Section 8 (General) shall survive expiration or termination of this Agreement.

8.	GENERAL

8.1 Governing Law. This Agreement and any other document or instrument delivered pursuant hereto, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of, or relate to this Agreement, shall be governed by and construed in accordance with the laws of the State of New York, excluding its conflicts of law rules.

8.2 Payment of Fees and Expenses by Breaching Party. In addition to any amounts awarded to a Party hereunder upon a final, non-appealable judgment by a court of competent jurisdiction that the other Party has breached the terms or conditions of this Agreement, the non-breaching Party shall be entitled to reimbursement by the breaching Party for reasonable attorney’s fees and other expenses incurred by it in connection with the claim, demand, action or other proceeding in respect of such breach.

8.3 Export Law. HeartWare will comply with all applicable export and import control laws and regulations in its manufacturing, use, and distribution of the Licensed Products. In particular, HeartWare will not export or re-export the Licensed Products or any technical data or confidential information derived from or pertaining to the Licensed Products or Licensed Patents without all required U.S. and foreign government licenses.

8.4 Injunctive Relief. The Parties hereby acknowledge and agree that in the event of any breach of this Agreement by a Party, the other Party may suffer an irreparable injury such that no remedy at law would adequately protect or appropriately compensate such other Party for such injury. Accordingly, the Parties shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without prejudice to any other rights and remedies that a Party may have for a breach of this Agreement.

8.5 Assignment. HeartWare may not assign or transfer any of its rights or delegate any of its obligations or duties under this Agreement (by operation of law or otherwise) without World Heart’s prior written consent; provided, however, that HeartWare may, without the consent of World Heart, assign or transfer any of its rights or delegate any of its obligations or duties under this Agreement to an Affiliate or to a successor of HeartWare upon a Change in Control. Any attempted assignment or transfer (by operation of law or otherwise) or attempted delegation without such consent will be null and void. This Agreement will be binding upon and inure to the benefit of the Parties and their respective permitted successors and permitted assigns.

8.6 Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by either Party are, and will otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the United States Bankruptcy Code.

8.7 Waiver. The waiver from time to time by either Party of any right or the failure of either Party to exercise any remedy shall not operate or be construed as a continuing waiver of the same right or remedy or of any other of such Party’s rights or remedies provided under this Agreement. All waivers provided under this Agreement must be in writing and signed by both Parties.

8.8 Independent Contractors. It is expressly agreed that the Parties are independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency of any kind. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

8.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.10 Severability. If any provision of this Agreement is declared by a court of competent jurisdiction to be invalid, void or unenforceable, then such provision will be changed and interpreted to accomplish the objectives of such provision to the greatest extent possible under applicable law, and the remaining provisions of this Agreement will continue in full force and effect.

8.11 Notice. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission), (c) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt) or (d) when sent by email (with confirmation of receipt of such email), in the case of clauses (a), (b), (c) and (d), to the address, facsimile number or email address set forth beneath the name of such Party below (or to such other address, facsimile number or email address as such Party may have specified in a written notice to the other Party).

if to HeartWare:

HeartWare International, Inc.

205 Newbury Street, Suite 101

Framingham, MA 01701

Attention:	Lawrence Knopf
Telephone:	(508) 739-0950
Facsimile:	(508) 739-0948
Email:	lknopf@heartwareinc.com

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022

Attention:	Clare O’Brien
Robert Katz
Telephone:	(212) 848-4000
Facsimile:	(212) 848-7179
Email:	cobrien@shearman.com
robert.katz@shearman.com

if to World Heart:

World Heart Corporation

4750 Wiley Post Way

Suite 120

Salt Lake City, Utah 84116

Attention:	Morgan Brown
Telephone:	(801) 303-4361
Facsimile:	(801) 355-7622
Email:	morgan.brown@worldheart.com

with a copy (which shall not constitute notice) to:

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304-1130

Attention:	Mark Weeks
Facsimile:	(650) 618-2034
Email:	mweeks@cooley.com

and with a copy (which shall not constitute notice) to:

Cooley LLP

4401 Eastgate Mall

San Diego, CA 92121

Attention:	Barbara L. Borden
Facsimile:	(858) 550-6420
Email:	bordenbl@cooley.com

8.12 Construction. The section headings in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement, and will not be referred to in connection with the construction or interpretation of this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not be applied in the construction or interpretation of this Agreement. As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

8.13 Entire Agreement. This Agreement (including all Exhibits hereto) and, to the extent referenced in this Agreement, the Merger Agreement set forth the entire agreement and understanding between the Parties with respect to the subject matter hereof, and supersede and terminate all prior agreements and understandings between the Parties with respect to the subject matter hereof. No subsequent amendment, modification or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date.

HEARTWARE INTERNATIONAL, INC

By:	/s/ Doug Godshall
Name:	Doug Godshall
Title:	President/CEO

WORLD HEART CORPORATION

By:	/s/ John Alexander Martin
Name:	John Alexander Martin
Title:	President & CEO

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